Exhibit 99.1

FOR  IMMEDIATE  RELEASE

RESORT AND CLUB VETERAN JOHN MEESKE NAMED CEO FOR MYRIAD ENTERTAINMENT AND RESORTS, INC.

Edmonton, ALBERTA May 16, 2006 - John Meeske has agreed to serve as the Chief Executive Officer for Myriad Entertainment and Resorts, Inc. ("Myriad") (OTCBB:
MYRA). Myriad is an emerging destination development and management company with current focus on the development of a planned $1.6 billion casino/resort in Tunica, Mississipi.

Mr. Meeske will begin his posting as Myriad's CEO on July 1, 2006. Scott Hawrelechko, current CEO and founder of the Tunica resort project, will continue as Chairman of the Board.

John received his MBA from Michigan State University and is currently the Director of Methodist College, NC, the nation's first accredited Business and Liberal Arts Institution that is dedicated to Resort & Club Management Concentration. John is a member of CAYUGA Hospitality (a Cornell consulting group), the founder and principal of Resorts & Clubs, Inc. and a member of the International Resort Management Association. Furthermore, he represents USA Partners in North Carolina and serves on the Board of the Downtown Development Corp. in Fayetteville, NC.

ClubCorp, the nation's largest private country club company (owner/operator of Pinehurst Resort & Club, Homestead Resort & Club, and Barton Creek Resort & Club to name a few), hired John in the mid 1980's following the sale of his two destination resorts to the company. During his tenure with ClubCorp, John successfully created an enhanced experience offering ("Personalized ClubLevel Experiences and Services") by blending the complexity of services offered by destination resorts with the exclusiveness of private country clubs.

"The Experience Economy is here," said Meeske who has over thirty years of direct experience in the leisure sector of the service industry. "Myriad's mission is to become the premier resort and club company in the world featuring the tried and proven Personalized ClubLevel Experiences and Service. Myriad intends to pursue opportunities to develop and enhance the value of destination properties in high potential markets through a combination of effective financial structuring, and the creation of unique travel and leisure experiences".

The 550-acre Myriad Botanical Resort in Tunica, Mississippi, will feature the world's first fully enclosed, climate controlled championship golf course, a 1,200-room hotel, casino, convention center and spectacular gardens. Myriad has been granted development and gaming site approvals for the Tunica resort.

CAUTIONARY STATEMENT FOR THE PURPOSE OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this news release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changed economic or business conditions, the ability of the company to raise financing to initiate and complete its anticipated construction and development plan, the impact of competition, market receptivity to the company's planned resort developments, attraction and retention of experienced management, compliance with regulatory conditions, permits and licensing approvals, and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

CONTACT:  Scott  Hawrelechko,  Chairman
          Myriad  Entertainment  &  Resorts,  Inc.
          780-431-0086
          info@myriadgolf.com

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Source:  Myriad  Entertainment  &  Resorts,  Inc.

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